Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

Verizon Communications Inc. and Subsidiaries

(dollars in millions)	Nine Months Ended September 30, 2007

Income before provision for income taxes, discontinued operations and extraordinary item	$7,661
Minority interest	3,720
Equity in earnings of unconsolidated businesses	(492)
Dividends from unconsolidated businesses	224
Interest expense (1)	1,390
Portion of rent expense representing interest	415
Amortization of capitalized interest	86

Income, as adjusted	$13,004

Fixed charges:
Interest expense (1)	$1,390
Portion of rent expense representing interest	415
Capitalized interest	332

Fixed charges	$2,137

Ratio of earnings to fixed charges	6.09

(1)

Verizon adopted FIN 48 on January 1, 2007 (see Note 3 of the Condensed Consolidated Financial Statements in this Quarterly Report on Form 10-Q). Our policy is to classify interest expense recognized on uncertain tax positions as income tax expense. We have excluded interest expense recognized on uncertain tax positions from the Ratio of Earnings to Fixed Charges.